COLLECTIVE BARGAINING AGREEMENT

BETWEEN

INTERNATIONAL UNION OF OPERATING ENGINEERS, LOCAL 68, 68A, 68B

AND

TECOGEN, INC.

TERM OF AGREEMENT

January 1, 2014 – December 31, 2016

Contents
Article I – Declaration of Principles1
Article II – Union Recognition Coverage1
Article III – Wages2
Article IV – Hours2
Article V – Hiring, Seniority4
Article VI – Shop Steward4
Article VII – Grievance Procedure5
Article VIII – Arbitration5
Article IX – Interruption of Work6
Article X – Vacations7
Article XI – Severance Allowance8
Article XII – Sick Leave9
Article XIII – Fringe Benefits9
Article XIV – Work Uniform and Shoe Allowance9
Article XV – Jury Duty9
Article XVI – Death In Family9
Article XVII – Vehicle Use10
Article XVIII – Complete Agreement10
Article XIX – Probationary Employees10
Article XX – Severability10
Article XXI – Management Rights10
Article XXII – Employee Handbook12
Article XXIII – Duration of Agreement12
Schedule “A” – Wages14
Schedule “B” – Additional Benefits15

i

Agreement made this 1st day of January 2014 between the International Union of Operating Engineers, Local 68, 68A, 68B, AFL-CIO (“Union”) and Tecogen, Inc., (“Employer” or “the Company”).

Preamble

The Union and the Employer agree to act at all times in a manner designed to assure proper dignity for all employees, each other, and the customers they serve.

Article I – Declaration of Principles

A) To provide opportunities for continued employment, the Company must be in a strong market position that will enable it to provide services cost effectively and competitively.

B) There shall be no restriction of the use of machinery, tools or appliances, as long as the technician is trained to use the machinery, tool or appliance.

C) There shall be no restriction of the use of any raw or manufactured material, as long as the purchase of material is approved by a supervisor.

D) No person representing the Union, except its Business Representative, shall have the right to interview the workmen during business hours, and no such interview shall take place during working time. The Business Representative shall comply with all general conditions of the Employer regarding passes, entrance to be used, etc., and shall only appear at the Employer’s facilities if he arranges such meeting in advance with the Company, and no person representing the Union shall interview any employee at the facility of any customer of the Company, or on any service call during working hours.

Article II – Union Recognition Coverage

In accordance with the provisions of the National Labor Relations Act (“Act”), the Employer recognizes the Union as the exclusive representative for the purposes of collective bargaining with respect to rates of pay, wages, hours of work or other conditions of employment for all full time and regular part time service technicians working at and out of the Employer’s facilities located at 417 Bell Street, Piscataway, NJ, and excluding all other employees, including office clerical workers, guards, professional employees, service supervisors, assistant service supervisors and all other supervisors as defined in the Act. This Agreement shall cover all such employees that fall under Union’s jurisdiction. Union has represented that it is part of the International Union of Operating Engineers, 1125 Seventh Street, NW, Washington, D.C., and that the unit as described above is within its jurisdiction.

The term “employees” as used herein, unless the context otherwise indicates, means the employees covered by this Agreement. Employees who have been employed by the Employer for a period of at least thirty (30) days shall be required to become members of the Union as a condition of continued employment.

This agreement does not apply to, and confers no rights concerning, any other location or facility of the Company.

For the purpose of this Agreement, an employee shall be considered a member of the Union in good standing if he tenders his periodic dues and initiation fee assessments uniformly required as a condition of Union membership.

The Employer agrees to deduct from the wages of each regular employee and each probationary employee after thirty (30) days, the membership dues, and initiation fee of the Union, provided the Employer receives from each employee affected written authorization to make such deduction, which authorization shall conform with the requirements of the Labor Management Relations Act of 1947, as amended. Such deductions shall be made by the Employer from the employee’s wages on the first payroll of the calendar month, provided sufficient money is due to the employee. The Company shall forward the money so deducted to the Union at the address indicated in this Agreement. Payment of such money to the Union as aforesaid shall be deemed full compliance with the requirements of this paragraph.

The Employer assumes no obligation, financial or otherwise, arising out of the provisions of this Article, and the Union hereby agrees that it will indemnify and hold the Employer harmless from any claims, actions or proceedings by any employee arising from deductions made by the Employer hereunder. Once the funds are transmitted to the Union, their disposition thereafter shall be the sole and exclusive obligation and responsibility of the Union.

Article III – Wages

See Schedule “A”

Article IV – Hours

A) The Employer shall be free to fix the hours of employment, provided that a normal work week for employees shall consist of forty (40) hours, divided into five (5) consecutive days of eight (8) hours each, or four (4) consecutive days of ten (10) hours each.

B) Unless otherwise scheduled by the Employer, employees are expected to leave their homes by 6:30 a.m. and shall make best efforts to report to their assigned work location by 7:30 a.m. Employees shall be paid for any time actually worked if they arrive at the jobsite before 7:30 a.m. To the extent that it takes an employee more than one hour to commute from his home to the customer’s location at the beginning of his shift, or from the customer’s location to the employee’s home at the end of his shift, the employee shall be paid for that commuting time in excess of one hour either way. This provision shall only apply to time spent commuting to or from a customer before or after the regularly assigned work hours for any particular day in question. If the employee is “on call” and commuting to the on call assignment from his residence, the employee shall be paid for his commuting time.

C) Lunch Breaks will take place between approximately 12 and 1 each day, unless another lunch break is more appropriate in light of the requirements of a particular jobsite or assignment. From April 1 through September 30, lunch breaks will be paid time. From October 1 through March 31, lunch breaks will not be paid time.

D) Management shall give five (5) days notice prior to changing work schedules. This does not pertain to emergencies. In the event that an employee’s shift is changed without five (5) days notice, the employee shall be paid a ten percent (10%) bonus for each day of work up to ten (10) days on which the shift is changed. This does not apply to the on-call technician or to employees asked to work overtime.

E) The Company shall have the unilateral right to assign overtime work and/or holiday work, but the Company shall make its best efforts to distribute overtime opportunities to all members of the unit, provided, however, that this shall not prevent the Company from assigning overtime opportunities to employees with the relevant skills or experience for a particular job, or from using, in its sole discretion, any other reasonable criteria in the assignment process, including the location of the employee in relation to the job in question. No overtime or holiday pay shall be paid unless such overtime and/or holiday work has been specifically and explicitly authorized by the Company. Overtime at the rate of time and one-half will be paid to employees who render services in excess of forty (40) working hours per week.

F) In the case of an employee whose regular schedule calls for the performance of work on the sixth consecutive day, such employee will receive time and one-half for the work performed on the sixth (6th) day to the extent such hours exceed forty (40) working hours per week. An employee required to work on a Sunday shall receive double his normal rate of pay.

G) Unused vacation and sick time will be allowed to rollover into the next year to the extent permitted by Tecogen’s policy on unused vacation and sick time.

Holidays

Full-time employees covered by this Agreement shall be entitled to the holidays designated by the Company on an annual basis, typically consisting of the following (10) holidays per year:

New Year’s Day        President’s Day
Memorial Day            Martin Luther King Day
Labor Day            Independence Day
Thanksgiving Day        Columbus Day
Day after Thanksgiving
Christmas Day

If the Company requires employees to work on a holiday, they shall receive time and one-half for each hour worked plus one day of pay at their regular hourly pay.

All employees covered by this Agreement who have completed their probationary period and who do not perform work for the Company on a holiday, as described above or on any day observed as such, shall be paid “Holiday Pay” at the employee’s straight time hourly rate, regardless of the day of the week on which the holiday falls, subject to the following conditions:

1.	The employee must work the entire scheduled work day immediately preceding the holiday and the entire scheduled work day immediately following the holiday, unless excused by the Company.

2.
An employee will not receive Holiday Pay for a holiday which occurs during a period of lay off, strike, disciplinary suspension, a leave of absence or which follows an employee’s resignation or discharge, or in any other separation from employment in which the employee was not available for scheduled work on the holiday in question.

3.
In the event that the Company determines that it is necessary to schedule work on a holiday, and the employee fails to report for work on that day, he or she shall not be entitled to holiday pay for that holiday.

Holidays shall not be counted as time worked for purposes of computing weekly overtime pay unless the employee actually worked on the holiday.

If a holiday falls within an employee’s vacation period, the employee shall receive straight time holiday pay.

Article V – Hiring, Seniority

A) It is understood that the success of the business depends upon its efficient operation and accordingly, it is agreed that the Employer shall notify the Union of any job openings and permit five (5) days exclusive for the Union to refer applicants before hiring provided, however, that the Company shall be free to hire employees from any source at any time, in its sole and absolute discretion.

B) Promotions from one job classification covered by this Agreement to another job classification covered by this Agreement shall be made on the basis of performance, as determined by the Employer. The Employer shall give notice of any such promotion in advance to the Union so that the Union, if it desires, can discuss such promotion with the Employer. The judgment of the Employer, however, shall be final and not be subject to the grievance procedure or arbitration.

Article VI – Shop Steward

There shall be a shop steward and one Assistant Shop Steward who will be appointed by the Union to attend to the interest of the Union and the Employer shall allow reasonable time, not to exceed three (3) hours per month, for the performance of such duty. Shop Steward shall have super-seniority for lay-off purposes only.

Article VII – Grievance Procedure

A grievance is defined as a dispute between an employee covered by this Agreement and the Company relating to an alleged violation of an express term or terms of this Agreement. Should any employee have a grievance, an earnest effort shall be made to adjust such grievance promptly and in the following manner and order:

First Step: An employee who claims a grievance shall, within five (5) working days after the event giving rise to the grievance, submit the grievance in writing, on forms provided by the Union, signed and dated, to his or her immediate supervisor. The written grievance shall state the alleged cause of the grievance, the provision of this Agreement claimed to be violated, and the remedy requested. A member of the Union designated to handle grievances may present the grievance if the employee requests. The supervisor or his designated representative shall provide an answer to the grievance within five (5) working days after receipt of a grievance conforming to the requirements of this Article. If the supervisor or designated representative fails to provide a formal answer to the grievance within five (5) working days, it shall be deemed a denial of the grievance.

Second Step: If the grievance is not settled in the First Step above, the written grievance may be presented by a member of the Union designated to handle grievances to the Company's Field Operations Manager within five (5) working days after receipt of the Company's First Step answer or the date on which the First Step grievance is deemed to have been denied as a result of the Company's failure to respond. Within ten (10) working days after receipt of the written grievance, a meeting shall be held to discuss the grievance between the Company's Field Operations Manager or his or her designated representative and any other Company representatives the Company desires to be present, the employee claiming a grievance, and a member of the Union designated to handle grievances. Within five (5) working days after the closing of the meeting, the Company shall provide its answer in writing to the Union. If the Company fails to provide its answer within five (5) working days, it shall be deemed to be a denial of the Second Step grievance.

The Company's answer shall be considered as satisfactory, and the grievance considered settled, unless the Union gives the Company written notice of its intent to arbitrate within fifteen (15) working days of the close of the "Second Step" meeting, in accordance with the arbitration provisions set forth below.

Article VIII – Arbitration

A grievance which has not been resolved may, within fifteen (15) working days after completion of the grievance procedure, be referred for arbitration by the Employer or the Union to an arbitrator selected in accordance with the procedures of the American Arbitration Association (“AAA”). The arbitration shall be conducted under the Voluntary Labor Arbitration Rules then prevailing of the AAA.

A)	All steps and time limits specified in this Article are mandatory, and the steps may be waived or the time limits extended or reduced only by written mutual agreement of the Union and the Company.

B)	"Working day," as used in this Article and in the preceding article, is defined as a normally scheduled operating day, excluding scheduled vacations, holidays, Saturdays and Sundays.

C)
The arbitrator shall have no power to add to, subtract from, change, modify, or amend any of the terms or provisions of this Agreement. All decisions made by an arbitrator within his or her authority, as defined in this Agreement, shall be final and binding on the Company, the Union, and the employees covered by this Agreement.

D)
Each party shall bear the expense of its own presentation. The cost and expenses of the arbitration, including the cost of a hearing room, if any, and the cost of a record of proceedings for the arbitration, shall be divided equally between the Union and the Company. Should either party desire a copy of the transcript of any arbitration proceeding(s), the party requesting the copy shall pay the cost of its copy.

Article IX – Interruption of Work

A)
The Union agrees that during the term of this Agreement neither it nor its officers, its agents or any of the employees covered by this Agreement will authorize, cause, instigate, condone, or engage in any work stoppage, sit-down, strike, sympathy strike, unfair labor practice strike, work slowdown, picketing, boycott or any other action which may interrupt or interfere with the operations of the Company, including without limitation any refusal to cross picket lines at the Company's premises.

B)	The Company agrees that it will not engage in a lockout during the term of this Agreement.

C)
During the term of the Agreement, the Union and employees covered by this Agreement will continue to perform their duties in the event that any other employees, labor organizations or other persons engage in any strike, picketing, walkout, boycotting, whether of a primary or secondary nature.

D)
Should any of the activities proscribed by this Article occur or be threatened, not called or sanctioned directly or indirectly by the Union, the Union, on notification to it by the Company of the occurrence or threat of such activity shall:

1.	Advise the Company within twenty-four (24) hours in writing that such activity has not been called or sanctioned by the Union; and

2.
Take immediate and affirmative steps with the employees involved (including, without limitation, letters, bulletins, employee meetings, and directions by authorized Union representatives to resume work under pain of internal Union discipline) to bring about an immediate resumption of work.

E)
In the event of any violation of Section A of this Article, there shall be no discussion or negotiations regarding any differences or disputes between the parties hereto during the existence of such violation before the violation ends and work resumes in full.

F)
Nothing in this Agreement shall be interpreted to interfere with or limit the rights granted the Company and the Union under the National Labor Relations Act or any other applicable law in the event of a violation of this Article.

G)
Any violation of Section A of this Article by any employee or employees shall constitute cause for immediate discipline and/or discharge, at the Company's discretion, provided that the question of whether any employee participated in such violation shall be subject to the grievance and arbitration procedures described in this Agreement.

Article X – Vacations

The vacation schedules of the full-time employees covered by this Agreement will be in accordance with the Employer’s general vacation policy.

A)
Vacation begins to accrue after the completion of 1 month of service, but an employee shall not be entitled to use any vacation time until he or she has completed 90 days of continuous employment. Employees are raised to the higher accrual rate on the accrual date that follows their employment anniversary date. Vacation days are accrued as follows:

•	0-1 year of service will receive vacation on a prorated basis.

•	1 year, but less than 5 years, of service will receive 10 days per year. Accrues at .84 Days per month.

•	5 years, but less than 15 years, of service will receive 15 days per year. Accrues at 1.25 Days per month.

•	15 years, but less than 25 years, of service will receive 20 days per year. Accrues at 1.67 Days per month.

•	Employees with 25 or more years of service receive 25 days per year. Accrues 2.08 Days per month.

B)    Procedures

1.	Vacations should be conveniently arranged with the employee’s manager in such a way as to not conflict with the department’s work requirements.

2.	The maximum amount of vacation that an employee may carry over from one (1) year to the next is thirty (30) days.

3.	If an observed Company holiday falls within a vacation period, the employee will receive holiday pay for the day and will not be charged vacation time for that day.

4.
Pay is not given in lieu of vacation except when an employee leaves the Company. The employee must have a minimum of ninety (90) days of continuous employment before he or she shall be entitled to receive any vacation pay.

5.	Vacation must be accurately recorded on time sheets.

6.
All requests to take three or more consecutive vacation days between April 1 and September 30 of any particular year must be submitted by April 1st. A “Vacation Request” sheet will be posted no later than March 1st of each year. All requests to take less than three consecutive vacation days between April 1 and September 30, or to take any vacation day between October 1 and March 31, shall be submitted at least two weeks in advance.

7.	No two (2) employees will be allowed to take vacation at the same time.

8.	Seniority will be the basis for choice regarding a vacation period desired by more than one (1) employee.

9.	The final vacation schedule rests with management and will be determined as the needs of operation dictate. All vacations must be approved by management.

10.	Termination for just cause or failure to give at least two (2) weeks advance notice of resignation will cause forfeiture of any vacation time.

11.
Any break in continuous service by an employee will result in loss of seniority. If an employee leaves or is terminated for any reason and is rehired the employee will be considered a new employee and will accrue vacations as a new employee based on new anniversary date, provided, however, that it shall not constitute a break in continuous service for seniority purposes if an employee is reinstated to employment as part of a resolution of a grievance.

12.
In accordance with the Employer’s vacation policy, vacation benefits shall accrue as established by the Employer in each year and in the event of retirement, death or the layoff of an employee there, the employee shall receive accrued vacation.

Article XI – Severance Allowance

A) The Employer shall be entitled to engage in layoffs of employees whenever the work load or other needs of the business dictate. The Employer shall grant severance allowance to employees laid off in accordance with the following provisions:

1. Any employee laid off because of a reduction or decrease in staff, who at the time of layoff had been continuously employed by the Employer for a period of not less than three (3) years.

2. Any employee whose employment is terminated on the grounds of ill health, who has been continuously employed by the Employer for a period of not less than five (5) years.

B) The severance allowance schedule for employees continuously employed by the Employer shall be as follows:

Three (3) to five (5) years employment – one (1) weeks pay
Five (5) to ten (10) years employment – two (2) weeks pay
Ten (10) years employment – two (2) weeks pay plus one (1) additional week for each year of employment over ten (10) years.

Article XII – Sick Leave

All employees covered hereunder who have been in the employ of the employer for at least one year, shall accrue five (5) days sick leave, plus one (1) additional day for each full year of service, up to a maximum of five (5) additional days. Sick leave will be accrued equally per pay period through December 31. This benefit does not apply to time lost due to worker’s compensation cases. All New employees not employed on January 1, will accrue sick leave equally per pay period, following a one-month waiting period, provided, however, that accrued sick leave may not be taken until the employee completes three (3) months of continuous service.

Article XIII – Fringe Benefits

Employees shall be able to participate in the Company’s benefit plans on the same terms and conditions as other similarly situated employees.

Article XIV – Work Uniform and Shoe Allowance

Each employee shall receive an allowance of three hundred and fifteen dollars ($315.00) each year toward the purchase of work uniforms and shoes.

Article XV – Jury Duty

For each day that an employee is required to serve on jury duty and presents court certification hereof, the Employer shall pay the difference between the amount such employee would normally have earned had he worked his straight time scheduled hours and his remuneration for such day for jury duty.

Article XVI – Death In Family

In case of death occurring in the immediate family of an employee, the employee shall return to work by the fourth (4th) consecutive calendar day after such death. If any or all of the three (3) intervening days were scheduled working days, they shall be considered as an excused absence for which straight time payment will be made. If such a death occurs during a working day, the remainder of the day, not to exceed a total of eight (8) hours for the day, will be paid with full salary. The next day shall be considered as the first (1st) calendar day of absence. Employees shall not receive pay under this provision for scheduled days off. “Immediate Family” is interpreted to mean only wife, husband, child, father, mother, brother, sister, mother-in-law or father-in-law. Employees shall receive one day off to attend grandparents’ funeral.

Article XVII – Vehicle Use

If employees are required to use their personal vehicles in the course of the work day, they shall be compensated at the Internal Revenue Service rate of mileage reimbursement. Company vehicles shall be used for Company purposes only or for commuting directly to and from work.

Article XVIII – Complete Agreement

This Agreement is in full and complete satisfaction of all matters subject to collective bargaining for the term hereof and no modification shall be effective except by mutual written consent. The parties to this Agreement acknowledge that during the negotiation leading up to this Agreement, each had the unlimited right and opportunity to make demands and proposals with respect to any subject matter not removed by law from the area of collective bargaining, and that the understandings and agreements arrived at by the parties after the exercise of that right and opportunity are set forth in this Agreement. Therefore, the Employer and the Union, for the life of this Agreement, each voluntarily waives the right, and each agrees that the other shall not be obligated, to bargain collectively with respect to any subject matter or subject referred to or covered in this Agreement, or with respect to any matter not specifically referred to or covered in this Agreement, even though such subject or matter may not have been within the knowledge or contemplation of either or both of the parties at the time they negotiated and signed this Agreement. The parties further agree that this Agreement represents the complete Agreement between the parties.

Article XIX – Probationary Employees

Newly hired Employees shall be considered probationary for a period of three (3) months from the date of employment, excluding time lost for sickness and other leaves of absence.

During or at the end of the probationary period the Employer may discharge any probationary employee at will and such discharge shall not be subject to the grievance and arbitration provisions of this Agreement.

Article XX – Severability

In the event any provision of this Agreement be adjudged in conflict with any law, ordinance or regulation of the State or Federal government or any department thereof said provision shall be null and void but all other provisions of this Agreement shall remain in full force and effect. In such cases, the parties may, at their option, re-negotiate such provision or provisions of the Agreement for the purposes of making them conform to any such order or ruling.

Article XXI – Management Rights

A) The Company retains the exclusive right to manage its business, to direct, control and schedule its operations and workforce, and to make any and all decisions affecting the business, whether or not specifically mentioned herein and whether or not previously exercised. Such prerogatives shall include, but shall not be limited to, the sole and exclusive right (1) to hire, promote, layoff, assign, or transfer employees, or to suspend, discharge and discipline employees for just cause; (2) to select and determine the number of its employees, including the number assigned to any particular work; (3) to increase or decrease the number of its employees; (4) to direct and schedule the workforce; (5) to determine the location and type of operation including the means, methods, procedures, materials and operations to be used by employees of the Company, (6) to discontinue or relocate operations by employees of the Employer in whole or in part; (7) to purchase services or materials from any supplier whatsoever; (8) to determine whether and schedule when overtime shall be worked; (9) to establish, increase or decrease the number of workshifts and their starting and ending times; (10) to assign employees to any work area or workshift; (11) to install or remove equipment; (12) to determine the work duties of employees; (13) to establish, post and enforce rules and regulations governing the conduct and acts of employees during working hours; (14) to select supervisory employees; (15) to determine the qualifications for employment with the Company; (16) to train employees; (17) to set and determine reasonable work performance levels and standards of performance of employees; and (18) to carry out, in all respects, the ordinary and customary functions of management except as specifically altered or modified by the express terms of this Agreement. In assigning the work, the Company shall be entitled to have supervisors and/or management work on any unit serviced by the Company, and the Company shall continue to have the right, in its sole and absolute discretion, to engage subcontractors to service units on an as-needed basis and as it has previously done, including, but not limited to the following work: rolling tubes, large Caterpillar or Waukesha engine work, Eddy current testing, and other work that the Company has previously subcontracted.

B) Failure to exercise any managerial function, whether or not expressly stated herein, shall not constitute a waiver of the Company’s right to do so.

C) The selection of supervisory personnel shall be the sole responsibility of the Company and shall not be subject to the grievance and arbitration provisions of this Agreement. The provisions of this Agreement do not prohibit the Company from directing any person not covered by this Agreement, including management personnel, to perform or to refrain from performing any task, provided, however, that the Company shall be prohibited from assigning other service technicians of the Company not covered by this Agreement to perform services in areas typically serviced by the Piscataway, NJ service center of the Company.

D) Nothing in this Agreement shall be interpreted or construed so as to inhibit the Company from using the most safe, economical, or efficient methods of operation.

E) The foregoing statement of the rights of management and of Company functions and prerogatives is not all inclusive and shall not be construed in any way to exclude or eliminate other Company rights, functions, and prerogatives not specifically enumerated, except to the extent that such rights are specifically and explicitly abridged or modified by this Agreement.

Article XXII – Employee Handbook

All employees subject to this Agreement are required to adhere to the policies, practices, and procedures set forth in the Company's Employee Handbook, including any amendments thereto made and communicated to the employees during the term of this Agreement, provided that the Company shall inform the Union about such changes or amendments before they are implemented, and the Company shall confer with the Union concerning changes in policies, practices or procedures.

To the extent that a policy, practice, or procedure set forth in the Company's Employee Handbook conflicts with a term of this Agreement, the Agreement shall govern.

Article XXIII – Duration of Agreement

This Agreement shall be effective the date first written above and shall continue in full force and effect until the third anniversary of its execution. This Agreement shall be automatically renewed from year to year thereafter, unless either party provides written notification, at least 60 days prior to the expiration date of this Agreement, or any anniversary of the original expiration date, that changes in the Agreement are desired.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be signed by their duly authorized officers the day and year first above written.

TECOGEN, INC.                INTERNATIONAL UNION OF OPERATING                             ENGINEERS, LOCAL 68, 68A, 68B, AFL-CIO

/s/ Robert A. Panora	/s/ Thomas P. Giblin
Robert A. Panora, President	Thomas P. Giblin, Business Man.

/s/ Edward P. Boylan
Edward P. Boylan, President

/s/ Kevin P. Frey
Kevin P. Frey, Recording Sec.

/s/ Andres Restrepo
Andres Restrepo, Business Rep.
February 25, 2014
Schedule “A” – Wages

The following hourly rates shall be paid weekly effective as of January 1, 2014 for the job classifications as indicated below:

Classification        Hourly Rate

Route Engineer     $31.00
Route Mechanic “A”    $26.75
Route Mechanic “B”    $24.00

On the first and second anniversaries of this Agreement, the employees shall receive a two and one-half (2.5%) percent annual wage increase.

In addition, on or before April 30, 2014, Tecogen shall make a one-time payment to each employee, determined by subtracting X from Y, where X equals the number of hours worked by the employee during the period August 1, 2013 through December 31, 2013, multiplied by the employee’s hourly rate in effect at the time the hours were worked, and Y equals the number of hours worked from August 1, 2013 through December 31, 2013, multiplied by the hourly rate that the employee would have been paid had the January 1, 2014 hourly rate been in effect on August 1, 2013.

During the period April 1 through September 30, on-call technicians will be paid an additional $300 per week when they are on-call. During the period October 1 through March 31, on-call technicians shall be paid $75 per week when they are on-call. A technician shall only be on-call if specifically designated as such and a service agreement in the territory requires a technician to be on-call. On-call pay will be added to the on-call technician’s paycheck the week following the employee’s on-call duty.
Schedule “B” – Additional Benefits

1. Education Fund

The Employer shall contribute to the Local 68 Engineers’ Education Fund the sum of $6.00 per week for each full time member of the unit.

2. 401(k) Retirement Savings Plan

The plan allows an employee to contribute between 1% and 60% of his own pay on a pretax basis. Contributions are made through payroll deductions and will be taken out of base pay including overtime pay, sick pay, vacation pay, bonuses, and commissions. Contributions are subject to annual dollar limits set by the IRS. The plan is currently managed by Brinker Capital, but the Company reserves the right to change the manager at any time. Employees may enroll after completing 3 months of service with the Company. Company matching is on a discretionary basis and begins after one year of service with vesting of the Company’s contributions after three years of service.

3. Stock Options

The Company shall make a one-time award of stock options to those employees employed by the Company as of September 1, 2013. Although the option plan is not yet finalized, the Company expects to offer stock options based on the employee’s years of service and performance. The Company expects the options to be offered by the end of January 2014.

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